Five-Year Summary
                            (In thousands of dollars except per share data)
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                             % of         % of              % of              % of           % of
                     1994   Sales   1993  Sales      1992   Sales      1991   Sales   1990   Sales
SUMMARY OF OPERATIONS
Net sales            268707  100 236979   100     227391    100     229536    100  251044    100
Cost of goods sold   211848 78.8 189635    80     186290   81.9     189118   82.4  202115   80.5
   Gross earnings     56859 21.2  47344    20      41101   18.1      40418   17.6   48929   19.5
Selling, general and
   administrative
    expenses          36175 13.5  36323  15.3      37855   16.6      35980   15.7   38051   15.2
(Gain) on sale of property
   and other related provisions                     -852    -.3      -1857    -.8     796    0.3
   Operating earnings 20684  7.7  11021   4.7       4098    1.8       6295    2.7   10082      4
Other income (expenses)
 --net                  803  0.3   -761   -.4       -277    -.1        -51      0    -549    -.2
   Earnings before income taxes
     and cumulative effect of changes
     in accounting
     principles       21487  8.0  10260   4.3       3821    1.7       6244    2.7    9533    3.8
Income taxes           7520  2.8   3690   1.6       1920    0.9       2030    0.9    2193    0.9
   Net earnings--before accounting
     changes          13967  5.2   6570   2.7       1901    0.8       4214    1.8    7340    2.9
Cumulative effect on prior years of
     accounting changes (a)       -4614  -1.9
     Net earnings     13967  5.2   1956   0.8       1901    0.8       4214    1.8    7340    2.9
Retained earnings
- --beginning of year  100868      100973           102482            102110          98629
Dividends declared    -2329       -2061            -3410             -3842          -3859
Retained earnings
- --end of year        112506      100868           100973            102482         102110
Average shares
outstanding         5170406     5152556          5141936           5122433        5168688
Net earnings per share:
   Before accounting
   changes              2.7        1.27             0.37              0.82           1.42
   Cumulative effect on prior years of
      accounting changes (a)      -0.89
   Net earnings         2.7        0.38             0.37              0.82           1.42
Cash dividends
per share              0.45         0.4           0.6625              0.75           0.75
Capital expenditures  13401       11696             8831             15967          11821
Depreciation and
amortization          11236       12143            11665             13102          13052
FINANCIAL POSITION AT YEAR-END
Current assets       110667       97266            87376             91493          91152
Current liabilities   44792       49888            37262             39569          39102
Current ratio      2.5 to 1    1.9 to 1         2.3 to 1          2.3 to 1       2.3 to 1
Working capital       65875       47378            50114             51924          52050
Inventories           41456       36059            37222             40855          45389
Property, plant and
   equipment--net     50777       47842            48529             53828          53207
Total assets         206826      185064           170773            176361         172525
Short-term notes
payable                7436       12822             5827              8160           7750
Long-term obligations 15595        4995            10826             11297           8858
Stockholders' equity 131855      119203           119372            122485         122298
Common shares
 outstanding        5178604     5153424          5150824           5123824        5122124
Equity (book value)
 per share            25.46       23.13            23.18             23.91          23.88
OTHER DATA
Stock price range
 (dollars per
  share to the
  nearest 1/8) $31.00-$19.50  $22.38-$17.00    $24.50-$17.13    $24.00-$16.38  $23.63-$16.00
Average number of
 employees             4056         3975            4335              4847           5540
Number of stockholders
 at year-end           1136         1198            1278              1343           1439


(a) The Company adopted FASB 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" and FASB 109, "Accounting for Income Taxes," as of January 1, 1993.
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